Exhibit 99.1
Media Contact: Dana Crothers
Marketing Director
704.940.2904
dcrothers@cogdellspencer.com
FOR IMMEDIATE RELEASE
Monday, October 30, 2006
COGDELL SPENCER INC. REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS
Charlotte, N.C. (October 30, 2006) – Cogdell Spencer Inc. (NYSE: CSA), a real estate investment trust (REIT) that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers, today announced financial results for the quarter ended September 30, 2006.
Third Quarter 2006 Results
Cogdell Spencer Inc. reports Funds from Operations (FFO) per share and unit of $0.26 and net loss per share of ($0.29) for the three months ended September 30, 2006. FFO per share and unit for the nine months ended September 30, 2006 was $0.92 and net loss per share was ($0.76). The weighted average number of basic and diluted shares and units outstanding totaled 12,347,228 and 12,366,900, respectively, for the quarter ended September 30, 2006.
FFO for the three months ended September 30, 2006 was $3.2 million, or $0.26 per share and unit, basic and diluted. Net loss was ($2.3 million) for the three months ended September 30, 2006, or ($0.29) per share basic and diluted. The weighted average number of basic and diluted shares outstanding totaled 7,975,902 for the quarter ended September 30, 2006.
During the third quarter, the market value of the Company’s interest rate swap agreements decreased from $0.9 million to $0.5 million, resulting in a non-cash charge to interest expense of $0.4 million, or $0.03 per share and unit.
Not impacting FFO, but improving the Company’s earnings and cash position for the third quarter, the Company sold the property known as Cabarrus Pediatrics to NorthEast Medical Center on July 17, 2006. The sales price was $1.9 million, and the Company recorded a gain on the sale during the third quarter of $435,000. In addition, the Company disposed of joint venture interests in three entities during the third quarter, Mary Black I and II and Cabarrus Land Company, and recorded an aggregate gain of $484,000. The combined gain of $919,000, or $0.07 per share and unit, is excluded from the calculation of FFO per share and unit.

“Our core portfolio remains strong and we continue to execute our business plan,” said CEO Frank Spencer. “Our acquisition of $100 million in assets, the sale of certain interests at a gain of $919,000 and development starts of $36 million year-to-date leave the company in a strong financial position as we head into 2007.”
Results for the Nine Months ended September 30, 2006
FFO for the nine months ended September 30, 2006 was $11.3 million, or $0.92 per share and unit, basic and diluted. The weighted average number of basic and diluted shares and units outstanding totaled 12,341,920 and 12,364,870, respectively, for the nine months ended September 30, 2006.
Net loss was ($6.0 million) for the nine months ended September 30, 2006, or ($0.76) per share basic and diluted. The weighted average number of basic and diluted shares outstanding totaled 7,974,755 for the nine months ended September 30, 2006.
As of September 30, 2006, the Company’s portfolio consisted of 50 wholly-owned properties and four joint venture properties, comprising a total of approximately 2.9 million square feet. The overall percentage of leased space at the Company’s wholly-owned properties as of September 30, 2006, was 94.1%. In addition, the Company manages 57 properties for third party clients totaling 2.5 million square feet.
“Somewhat lower than expected earnings year-to-date can be attributed to three primary factors:” said Spencer, “First, lower fee income related to delays in development projects. Second, higher than anticipated interest expense due to a continuing inversion in the yield curve, and third, higher than anticipated G&A costs associated with first year Sarbanes Oxley compliance expenses.”
Acquisitions in the Third Quarter
On August 8, 2006, Cogdell Spencer Inc. announced the acquisition of the Mary Black Westside medical office building in Spartanburg, South Carolina for approximately $5.2 million. This acquisition includes 37,455 square feet of medical office space with 100% of the space leased.
The Company announced on September 28, 2006, that it had acquired full ownership of Consera Healthcare Real Estate, LLC, a medical office building management company based in Columbia, South Carolina.
Consera currently manages 38 properties comprising approximately 1.6 million square feet in South Carolina, Virginia, Kentucky and Florida. The combined portfolios of Cogdell Spencer Inc. and Consera consist of 111 properties with approximately 5.4 million square feet. The combined companies employ 114 people.
In conjunction with the Consera acquisition, the Company also announced the acquisition of Parkridge MOB for approximately $19.1 million. As a result of this acquisition, Cogdell Spencer’s acquisitions year-to-date exceeded $100 million.

Parkridge MOB, located in Columbia, South Carolina, is a 90,000 square foot outpatient center and medical office building predominantly leased by Palmetto Health. Palmetto Health is planning a 76 bed, $100 million community hospital that will be physically connected to the acquired medical office building.
Development
In July, the Company broke ground on a rehabilitation hospital in Lancaster, Pennsylvania. This 52,800 square foot project represents a new client relationship and is the eleventh state for Cogdell Spencer’s footprint. The project has an estimated investment of $12.3 million and is estimated to be completed in the second quarter of 2007.
Two other projects scheduled for the third quarter have been delayed or canceled. The previously announced Mebane Medical Park, a 63,000 square foot outpatient services center anchored by Alamance Regional Medical Center in Burlington, North Carolina was delayed due to the Certificate of Need process within the state oversight agency. A Certificate of Need has now been obtained and the project is expected to move forward in the fourth quarter of 2006. A 57,000 square foot project has been canceled due to changes in the local hospital environment on the campus where the project was planned.
On October 25, 2006, the Company broke ground on Lancaster General Health Campus Medical Office Building located in Lancaster, Pennsylvania. The 64,070 square foot facility will be anchored by an ambulatory surgery center and will house multi-specialty tenants. The $15.5 million project is Cogdell Spencer’s second project under construction in the Lancaster market and is estimated to be completed in the fourth quarter of 2007. The property will be jointly owned with physician-tenants. In accordance with FASB EITF 04-5, Cogdell Spencer will consolidate this entity and consequently development fees associated with this joint venture will be eliminated upon consolidation.
Financing
As of September 30, 2006, the Company had $97.9 million outstanding under the Company’s unsecured credit facility. The unsecured credit facility capacity was increased from $100 million to $130 million during the third quarter. Higher than anticipated interest expense was incurred on the unsecured credit facility due to a continuing unexpected inversion in the yield curve.
In connection with the acquisition of Parkridge MOB, the Company obtained an interest only mortgage note payable with a principal amount of $13.3 million that matures on October 1, 2007. The interest rate is LIBOR plus 1.45. With the purchase of Parkridge MOB, the Company assumed an interest rate cap agreement that limits LIBOR from increasing above 4.50% on the $13.3 million of principal outstanding.

Third Quarter Dividend
On September 14, 2006, the Company announced that its Board of Directors had declared a quarterly dividend of $0.35 per share of common stock payable on October 17, 2006 to stockholders and OP Unitholders of record on September 26, 2006. The dividend covers the third quarter of 2006.
Outlook
Cogdell Spencer’s management revises its guidance for FFO per share and unit for the year ending December 31, 2006. Management expects that FFO per share and unit for the year ending December 31, 2006 will be between $1.18 and $1.21. A reconciliation of the range of projected net loss to expected FFO for the year ending December 31, 2006 is below:

(In thousands, except per share and unit data)
Net loss before minority interests in Operating Partnership	$(13,800)	—	$(13,600)
Plus real estate related depreciation and amortization	29,400	—	29,600
Less gain from sale of real estate property and partnerships	(920)	—	(920)

Funds from Operations (FFO)	$14,680	—	$15,080

FFO per share and unit — diluted	$1.18	—	$1.21

Total shares and units outstanding — diluted	12,437	—	12,437

CFO Chuck Handy explained the revision, “We have experienced higher than anticipated interest costs of approximately $0.08 per share and unit and first year Sarbanes Oxley compliance costs of $0.04 per share and unit. Additionally, we will consolidate all of our joint venture entities in accordance with FASB EITF 04-5. While this has no cash impact on the company, we will eliminate development fees on consolidation resulting in a negative to FFO of $0.10 per share and unit.”
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to occupancy levels, interest rates, and the amount and timing of acquisitions. The Company’s actual results may differ materially from these estimates and are subject to the Company’s filings with the Securities Exchange Commission. The Company does not undertake to update this guidance for any future developments that may affect its business.
Supplemental operating and financial data are available in the Investors Relations section of the Company’s Web site at www.cogdellspencer.com.

The Company commenced operations on November 1, 2005, and as such, comparisons to the prior year period have not been included in this press release. Combined financial results for the Company’s Predecessor are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and, for comparative purposes, third quarter 2005 financial results will be available in the Company’s Form 10-Q for the three and nine months ended September 30, 2006, to be filed with the United States Securities and Exchange Commission on or before November 14, 2006.
The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the three and nine months ended September 30, 2006. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.
FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. The Company presents FFO because it considers it an important supplemental measure of operational performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s performance, nor is it indicative of funds available to fund its cash needs, including its ability to pay dividends or make distributions. A reconciliation from GAAP net loss to FFO is included as an attachment to this press release.

Conference Call
Cogdell Spencer Inc. invites you to attend the Third Quarter 2006 Conference Call on Tuesday, October 31, 2006 at 10:00 a.m. (Eastern Standard Time). The number to call for this teleconference is (800) 322-5044 (domestic) or (617) 614-4927 (international), and the participant passcode is 88679776. In addition, the conference call can be accessed via the Internet at www.cogdellspencer.com through the “Q3 2006 Cogdell Spencer Earnings Conference Call” link on the Investor Relations page, as well as at www.streetevents.com and www.earnings.com.
A playback will begin at 12:00 p.m. on October 31, 2006 and will be available until November 14, 2006. To access the playback, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter the passcode 90494101. The replay can also be accessed via the Internet at www.cogdellspencer.com through the “Q3 2006 Cogdell Spencer Earnings Conference Call” link on the Investor Relations page, as well as at www.streetevents.com and www.earnings.com.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE: CSA) is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. At present, the Cogdell Spencer Inc. portfolio consists of 50 wholly owned properties, four joint venture properties, and 57 managed medical office buildings. For more information on Cogdell Spencer Inc., please visit the Company’s web site at www.cogdellspencer.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect the Company’s views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: market trends; our ability to obtain future financing arrangements; our ability to renew ground leases; defaults by tenants; and changes in the reimbursement available to our tenants by government or private payors. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2005. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cogdell Spencer Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Revenues:
Rental	$13,394	$38,492
Other	498	1,990

Total revenues	13,892	40,482
Expenses:
Property operating	5,050	14,139
General and administrative	1,387	4,822
Depreciation and amortization	7,737	21,663
Interest	4,195	9,979
Prepayment penalty on early extinguishment of debt	37	37

Total expenses	18,406	50,640

Loss from continuing operations before equity in earnings of unconsolidated real estate partnerships, gain on sale of real estate partnerships, and minority interests	(4,514)	(10,158)
Equity in earnings of unconsolidated real estate partnerships	2	7
Gain from sale of real estate partnerships	484	484
Minority interests	1,406	3,361

Loss from continuing operations	(2,622)	(6,306)
Discontinued operations:
Income (loss) from discontinued operations	2	(9)
Gain from sale of real estate property	435	435
Minority interests in Operating Partnership	(154)	(150)

Total discontinued operations	283	276

Net loss	$(2,339)	$(6,030)

Per share data — basic and diluted
Loss from continuing operations — basic and diluted	$(0.33)	$(0.79)
Income from discontinued operations — basic and diluted	0.04	0.03

Net loss — basic and diluted	$(0.29)	$(0.76)

Weighted average common shares — basic and diluted (1)	7,976	7,975

(1)	20 and 23 shares of unvested restricted common stock are anti-dilutive due to the net loss for the three and nine months ended September 30, 2006, respectively.

Cogdell Spencer Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	As of	As of
	September 30, 2006	December 31, 2005
Assets
Real estate:
Operating real estate properties	$358,835	$258,744
Less: Accumulated depreciation	(17,759)	(2,699)

Total operating real estate properties, net	341,076	256,045
Construction in progress	6,234	1,099
Real estate properties, net — held for sale	—	1,379

Total real estate, net	347,310	258,523
Cash and cash equivalents	2,384	9,571
Restricted cash	1,056	779
Investment in capital lease	6,270	6,499
Acquired above market leases, net	1,048	852
Acquired in place lease value and deferred leasing costs, net	20,688	21,220
Acquired ground leases, net	2,889	2,768
Deferred financing costs, net	966	913
Goodwill	5,112	2,875
Other assets	5,178	4,331
Other assets — held for sale	—	151

Total assets	$392,901	$308,482

Liabilities and stockholders’ equity
Notes payable under line of credit	$97,850	$19,600
Mortgage loans	155,472	139,374
Accounts payable and accrued liabilities	8,160	4,857
Accrued dividends and distributions	4,326	—
Acquired below market leases, net	3,434	2,893
Other liabilities — held for sale	—	1,272

Total liabilities	269,242	167,996
Minority interests	60,298	62,018
Stockholders’ equity	63,361	78,468

Total liabilities and stockholders’ equity	$392,901	$308,482

Cogdell Spencer Inc.
Reconciliation of Net Loss to Funds from Operations (FFO) (1)
(In thousands, except per share and unit amounts)
(unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
Net loss	$(2,339)	$(6,030)
Plus minority interests in Operating Partnership	(1,276)	(3,288)
Plus real estate related depreciation and amortization (2)	7,684	21,546
Less gain from sale of real estate property and partnerships	(919)	(919)

Funds from Operations (FFO) (1)	$3,150	$11,309

FFO per share and unit — basic and diluted	$0.26	$0.92

Weighted average shares and units outstanding — basic	12,347	12,342

Weighted average shares and units outstanding — diluted	12,367	12,365

(1)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing a perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our performance, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from wholly-owned real estate properties of $7,675 and $21,500 and the Company’s share of joint venture real estate depreciation and amortization of $9 and $46 for the three and nine months ended September 30, 2006, respectively.
Other Contacts
General Inquiries:
Frank C. Spencer
President and Chief Executive Officer
Tel: 704.940.2926
fspencer@cogdellspencer.com
Financial Inquiries:
Charles M. Handy
Chief Financial Officer
Tel: 704.940.2914
chandy@cogdellspencer.com
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